Exhibit 99.1

TRC Reports Third Quarter and Nine Month Results

Windsor, CT — May 10, 2005 —  TRC (NYSE:TRR) today announced financial results for the third quarter and first nine months of fiscal 2005.

Third Quarter Results

For the three months ended March 31, 2005, gross revenue increased to $98.9 million compared to $86.9 million for the third quarter of fiscal 2004.  Net service revenue for the third quarter of fiscal 2005 increased to $60.9 million compared to $55.7 million for the same period of the prior year.

The net loss applicable to common shareholders for the third quarter of fiscal 2005 was $0.3 million, or $0.02 per share.  This compares to net income applicable to common shareholders for the third quarter of fiscal 2004 of $2.5 million, or $0.17 per diluted share.  Cash flows from operations were $5.6 million during the first nine months of fiscal 2005 compared to $3.3 million for the same period last year.

Net service revenue backlog increased 10%, from $250 million a year ago to a record $275 million at March 31, 2005. Subsequently, TRC announced an additional $8.3 million Exit Strategy project, which is expected to generate net service revenue of approximately $3 million, with the potential of an additional $2 - $3 million from the sales of wetland credits.

“As indicated in our press release on April 11, 2005, net service revenue for the third quarter of fiscal 2005 exceeded net service revenue for the same quarter of the prior year, but income was expected to be less than last year, primarily due to continued uncertainties in the transportation bill and ongoing delays in large government-related emissions tests.  We had expected a profitable quarter despite these temporary areas of softness; however, higher-than-anticipated costs on several projects and substantial Sarbanes-Oxley compliance costs resulted in a small loss for the period,” said Chairman, Chief Executive Officer, and President Dick Ellison.

“We are disappointed with TRC’s performance for the quarter, but we remain excited about TRC’s future and the opportunities we see in all of the markets we serve.  It is important to note that most of TRC’s operations met our performance objectives for this quarter. The items that caused our shortfall are being remediated or are not expected to reoccur in the future. During the third quarter we continued to invest in the development of our operating platform and the expansion of our core practices in key niche markets and high-growth geographic areas in accordance with our strategic growth plan.  While this contributed to the increase in operating costs this year compared to prior year, these investments are crucial to position TRC for continued growth in the years ahead,” Ellison added.

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TRC

5 Waterside Crossing  •  Windsor, Connecticut 06095

Telephone 860-298-9692  •  Fax 860-298-6291

Nine Month Results

Gross revenue for the nine months ended March 31, 2005, increased to $284.3 million compared to $274.5 million for the first nine months of fiscal 2004.  Net service revenue for the first nine months of fiscal 2005 increased to $179.9 million compared to $172.5 million for the same period of the prior year.

Net income applicable to common shareholders for the first nine months of fiscal 2005 was $4.7 million, or $0.32 per diluted share.  This compares to net income applicable to common shareholders for the first nine months of fiscal 2004 of $8.8 million, or $0.61 per diluted share.  The cumulative effect of an accounting change reduced net income for the first nine months of fiscal 2005 by $0.04 per share.

Conference Call

TRC will host a conference call at 11:00 a.m. EDT today.  A simultaneous webcast may be accessed from the Investor Center link at www.TRCsolutions.com.  A replay will be available after 1:00 p.m. EDT at this same Internet address, or at (800) 633-8284, reservation #21245918.

About TRC

TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets.  The Company is also a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country.  For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, and political, economic, or other conditions. Furthermore, market trends are subject to changes, which could adversely affect future results.  See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

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TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share data)	2005	2004	2005	2004

Gross revenue	$98,879	$86,927	$284,296	$274,528
Less subcontractor costs and direct charges	37,981	31,240	104,425	101,983
Net service revenue	60,898	55,687	179,871	172,545

Operating costs and expenses:
Cost of services	55,848	46,763	155,560	144,354
General and administrative expenses	3,540	2,056	8,491	6,503
Depreciation and amortization	1,776	1,463	4,748	4,323
	61,164	50,282	168,799	155,180

Income (loss) from operations	(266)	5,405	11,072	17,365
Interest expense	692	361	1,585	1,099

Income (loss) before taxes	(958)	5,044	9,487	16,266
Federal and state income tax provision (benefit)	(393)	2,068	3,889	6,619

Income (loss) before equity earnings and accounting change	(565)	2,976	5,598	9,647
Equity in earnings (losses) from unconsolidated affiliates, net of taxes	422	(336)	295	(304)

Income (loss) before accounting change	(143)	2,640	5,893	9,343
Cumulative effect of accounting change, net of taxes	—	—	(589)	—

Net income (loss)	(143)	2,640	5,304	9,343
Dividends and accretion charges on preferred stock	175	180	575	551

Net income (loss) available to common shareholders	$(318)	$2,460	$4,729	$8,792

Basic earnings (loss) per common share:
Before accounting change	$(0.02)	$0.18	$0.38	$0.65
Cumulative effect of accounting change	—	—	(0.04)	—
	$(0.02)	$0.18	$0.34	$0.65

Diluted earnings (loss) per common share:
Before accounting change	$(0.02)	$0.17	$0.36	$0.61
Cumulative effect of accounting change	—	—	(0.04)	—
	$(0.02)	$0.17	$0.32	$0.61

Average shares outstanding:
Basic	14,181	13,801	14,025	13,627
Diluted	14,181	14,658	14,795	15,442

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	June 30,
(in thousands, except share data)	2005	2004
ASSETS
Current assets:
Cash	$3,414	$3,468
Accounts receivable, less allowances for doubtful accounts	139,958	116,704
Insurance recoverable - environmental remediation	4,769	1,647
Income taxes refundable	983	656
Deferred income tax benefits	1,302	312
Prepaid expenses and other current assets	3,860	2,130
	154,286	124,917
Property and equipment, at cost	47,852	44,612
Less accumulated depreciation and amortization	30,152	27,569
	17,700	17,043
Goodwill	120,836	111,829
Investments in and advances to unconsolidated affiliates	6,773	7,030
Long-term insurance receivable	8,556	2,879
Long-term insurance recoverable - environmental remediation	34,369	13,358
Other assets	15,665	5,961
	$358,185	$283,017

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,587	$1,229
Accounts payable	26,658	16,024
Accrued compensation and benefits	12,188	13,811
Billings in advance of revenue earned	13,323	6,338
Environmental remediation liability	4,769	1,647
Other accrued liabilities	15,315	8,014
	74,840	47,063
Non-current liabilities:
Long-term debt, net of current portion	57,234	41,398
Deferred income taxes	9,386	8,578
Long-term environmental remediation liability	34,369	13,358
	100,989	63,334
Convertible redeemable preferred stock	14,912	14,823

Shareholders’ equity:
Capital stock:
Preferred, $.10 par value; 500,000 shares authorized, 15,000 issued and outstanding as convertible redeemable, liquidation preference of $15,000	—	—
Common, $.10 par value; 30,000,000 shares authorized, 15,171,900 and 14,228,921 shares issued and outstanding, respectively, at March 31, 2004 and 14,837,657 and 13,894,678 shares issued and outstanding, respectively, at June 30, 2004	1,517	1,484
Additional paid-in capital	103,455	98,570
Retained earnings	65,369	60,640
	170,341	160,694
Less treasury stock, at cost	2,897	2,897
	167,444	157,797
	$358,185	$283,017